WESTVACO

Dear Fellow Shareholders:

We cordially invite you to join us at the 2001 Annual Meeting of Shareholders of Westvaco Corporation to be held at 10 o'clock in the morning on Tuesday, February 27, 2001. The meeting will be held in the Astor Salon, on the third floor of The Waldorf Astoria Hotel, 301 Park Avenue (at 49th Street), New York, New York.

This year our proxy material includes three proposals. We ask for your support in voting FOR Proposal 1, the election of our directors; FOR Proposal 2, the appointment of our independent accountants; and FOR Proposal 3, the approval of the Westvaco Corporation Annual and Long-Term Incentive Plan.

Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, whether or not you expect to attend the meeting, we ask that you sign, date and return the enclosed proxy promptly.

Sincerely,

John A. Luke, Jr.
Chairman, President and
Chief Executive Officer

Westvaco Corporation
299 Park Avenue
New York, NY 10171

Detach Proxy Card Here --------------------------------------------------------------------------------

The Board of Directors recommends a vote "FOR" all nominees listed below, "FOR" proposal 2 and "FOR" proposal 3.

(1)

Election of Directors FOR all nominees [X] WITHHOLD AUTHORITY to vote [X] FOR ALL [X] listed below for all nominees listed below EXCEPT Nominees: Douglas S. Luke, Jane L. Warner, and Richard A. Zimmerman

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through that nominee's name)

(2)	Appointment of PricewaterhouseCoopers LLP as independent accountants for 2001. FOR [X] AGAINST [X] ABSTAIN [X]
(3)	Approval of the proposed Westvaco Corporation Annual and Long Term Incentive Plan. FOR [X] AGAINST [X] ABSTAIN [X]

Change of Address and or Comments Mark Here [X]

The proxies are directed to vote as specified above and in their discretion on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above, FOR Proposal 2 and FOR Proposal 3. Please date, sign, and return this proxy promptly. Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated.
Dated:_____________, 2001 _______________________________ Signature(s) _______________________________ Signature(s)

Votes MUST be indicated (x) in Black or Blue ink. [X] Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

WESTVACO CORPORATION

Proxy Solicited on behalf of the Board of Directors of Westvaco Corporation The undersigned appoints John A. Luke, Jr., Rudolph G. Johnstone, Jr., and John W. Hetherington, successively, with full power of substitution, to represent and to vote all common stock of Westvaco Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the corporation to be held on February 27, 2001 and at any adjournment of such meeting.

WESTVACO CORPORATION
P.O. BOX 11326
NEW YORK, N.Y. 10203-0326
(continued, and to be signed on the reverse side.)

WESTVACO
                                                                             REMINDER
In the last few weeks you received proxy material which described the important matters to be voted upon at our 2001Annual Meeting of Shareholders.

We ask for your support FOR Proposal 1, the election of directors; FOR Proposal 2, the appointment of independent accountants; and FOR Proposal 3, approval of the Westvaco Corporation Annual and Long-Term Incentive Plan. If you have not already done so, I hope that you will complete the enclosed card and return it in the enclosed self-addressed envelope.

Participation by our shareholders in the annual meeting process is a great strength for our company.

Sincerely,

John A. Luke, Jr.
Chairman, President and
Chief Executive Officer